FOR IMMEDIATE RELEASE

David L. Sokol - Chairman and Chief Executive Officer(402) 330-8900
Dale R. Schuster - Vice President                  (402) 330-8900

             CALIFORNIA ENERGY NAMES THOMAS R. MASON
              PRESIDENT AND CHIEF OPERATING OFFICER

     OMAHA, NEBRASKA, January 25, 1995 -- California Energy Company, Inc. (NYSE, PSE, LSE: CE) today announced the promotion of Thomas R. Mason to President and Chief Operating Officer. Mr. Mason, who has been with CE since 1991, previously held the position of Senior Vice President, Operations and Engineering and was responsible for the overall management and operation of CE's existing power production facilities and CE's engineering subsidiary, The Ben Holt Co.

     Mr. Mason, with over 30 years experience in the power, manufacturing and energy industries, brings extensive management experience in marketing, planning, corporate and project analysis, and operations. Prior to joining California Energy, Mr. Mason has held senior management positions at Energy Factors (now Sithe Energies) and Solar Turbines, Inc.

     Mr. Mason received his BSEE from Purdue University in 1966 and his MBA from the University of Chicago in 1970.

     "As we continue to execute our aggressive, long-term growth strategy, it is important the organization continues to evolve to meet the future challenges and growth. The promotion of Tom Mason, clearly one of the leading executives in the industry, is well deserved and continues to position CE for the future, " stated David Sokol, Chairman and Chief Executive Officer of CE.

     California Energy Company, Inc., with its majority owned subsidiary Magma Power Company, is a leading international developer, owner and operator of geothermal and other environmentally responsible power generation facilities. Its 13 existing facilities currently produce over 553 MW of power, with an additional 500 MW under construction and 1,589 MW currently under award or contract.

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                    CALIFORNIA ENERGY COMPANY
10831 OLD MILL ROAD, OMAHA, NEBRASKA 68154 (402) 330-8900 FAX: (402) 330-9888